Exhibit 99.1

Mr. Steven C Straus
1126 Carney Street
Cincinnati, Ohio 45202

Dear Steve:

You and LCA-Vision, Inc. (the “Company”) are parties to an employment agreement dated November 1, 2006, a copy of which is attached (“Agreement”). You and the Company hereby agree to the following amendments to that Agreement, which shall be effective as of the date of this letter:

1.	The first bullet point under “Terms of Employment” is revised to read:

•	“Your base salary will be $380,000 annualized. You will be entitled to annual performance reviews and increases (but not decreases) in your salary from time to time in the discretion of the Board.”

2.	The fourth bullet point under “Terms of Employment” is revised to read:

•
“The term of your employment is “at will” which means that you or LCAV may end your employment at any time and for any reason. Your employment under this agreement will be for a two year term that will be automatically renewed for successive two year periods on the anniversary of the first day of your employment and each subsequent such anniversary date, unless either the Company or you provides written notice to the other party of the decision not to so renew your employment term which notice is received at least 120 days prior to the anniversary date. Thus, for example, if notice is not given 120 days prior to November 2, 2008, your employment term will extend until November 2, 2010. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, or your employment terminates upon the expiration of any two-year employment term as a result of a Company notice to you of nonrenewal of the employment term, or your employment terminates due to your death or Disability (each such capitalized term is defined on Attachment A hereto), you will be entitled to the following severance and benefits: (i) continuation of your base salary, payable in 24 equal monthly installments commencing on the next payroll ending date after your date of termination, (ii) continuation of health, dental and vision benefits for the 24 month period following your date of termination with premiums charged to you at active employee rates, (iii) in the case of any such termination occurring after the sixth complete month of the fiscal year of termination, a bonus under the Annual Bonus/Incentive Compensation Plan for the year of termination in an amount based on actual performance for the year (provided, all subjective individual performance measures will be deemed satisfied), pro-rated for the fraction of the year during which you were employed, and payable when annual bonuses are paid to other senior executives, (iv) all of your Time-Based Restricted Shares and Options will vest in full and all of your Performance-Based Restricted Share Awards will vest pro rata (and treated as having been earned at a target level of performance if the performance period is not then completed) based on the ratio of the number of days employed from the date of grant to the number of days constituting the vesting period, and (v) the following amounts and benefits (“Accrued Obligations”): (a) your accrued and unpaid base salary and accrued and unused vacation through the date of termination, payable by the next payroll ending date after such termination, (b) your unreimbursed business expenses incurred through the date of termination and payable in accordance with such policies and procedures as are applicable to senior executives of the Company, (c) any unpaid annual bonus earned for the prior fiscal year, payable when annual bonuses are paid to other senior executives (but in no event beyond the Short-Term Deferral Deadline as defined on Attachment A hereto), and (d) all accrued, vested and unpaid benefits under all employee benefit plans in which you are a participant immediately prior to your termination, payable in accordance with the terms of such plans. You will not be obligated to mitigate your severance and other benefits, and no amounts payable to you hereunder will be reduced as a result of subsequent employment or self-employment, except that your health benefits continuation as provided at clause (ii) above will be reduced by any comparable coverage from a subsequent employer. In the event of a Change in Control (as defined under the LTI Plan) all of your Time-Based Restricted Shares and Options will vest in full and all of your Performance-Based Restricted Share Awards will be treated as earned at target (if the performance period is not then completed) and will vest in full. Such payments shall be subject to Attachment B hereto.

Notwithstanding the provisions of the foregoing paragraph, to the extent the amount of severance payable and other benefits provided under the immediately preceding paragraph does not exceed the Separation Pay Exemption Amount (as defined on Attachment A hereto), such severance and other benefits shall be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) and shall be paid or provided in accordance with the provisions of the foregoing paragraph. The amount of the severance payable and other benefits provided under the immediately preceding paragraph that is in excess of the Separation Pay Exemption Amount shall be subject to the requirements of Section 409A and shall be paid in strict accordance with the provisions of the foregoing paragraph, unless you are a Specified Employee (as defined on Attachment A hereto) on your date of termination in which case the excess amount shall be paid as follows: (w) no portion of the excess amount may be paid, or commence to be paid, earlier than 6 months after the date you terminate employment, (x) in the case of a payment that would have otherwise been paid during such 6-month period, the payment shall be made on the first day of the seventh month following the date you terminate employment, (y) in the case of installment payments that would have otherwise been paid during such 6 month period, such installment payments shall be accumulated and paid on the first day of the seventh month following the date you terminate employment and the remaining installments shall be paid in strict accordance with the provisions of the foregoing paragraph, and (z) the determination of the amount of severance payable and other benefits provided under this agreement that may considered excess amounts shall be made in the following order (those that are listed first shall be considered not to exceed the Separation Pay Exemption Amount to the maximum extent possible): (I) benefits, then (II) any payments in cash that are to be paid in installments, then (III) any payments in cash that are to be paid in a lump sum, and (IV) any noncash payments.”

3.	The following paragraph is added to the CONDITIONS OF EMPLOYMENT in the Agreement:

“The payment of amounts and the provision of benefits under this agreement are intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code. Accordingly, the payment of any amount under this agreement subject to Section 409A shall be made in strict compliance with the provisions hereof, and no such amounts payable hereunder may be accelerated or deferred beyond the periods provided herein. This agreement shall be administered and interpreted in a manner that is consistent with the foregoing intentions.”

4.	Attachment A to the Agreement is replaced in its entirety with the Attachment A to this letter.

To the extent relevant as of the date of this letter, all other provisions of the Agreement shall remain in full force and effect.

Please indicate your written acceptance by signing this letter and returning to my attention.

Sincerely,	Accepted by:

/s/ E. Anthony Woods	/s/ Steven C. Straus
E. Anthony Woods	Steven C. Straus
Chairman LCA-Vision Dated: April 28, 2008	Dated: April 24, 2008

ATTACHMENT A

DEFINITIONS

“Cause” shall mean that you (i) have been convicted of (or plead guilty or nolo contendere to) a felony involving theft or moral turpitude, or (ii) have willfully and continually failed to perform substantially your duties with LCAV or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties. No act or failure to act on your part shall be considered “willful” if it is done, or omitted to be done, by you in good faith or with a reasonable belief that your action or omission was in the best interest of the Company.

“Good Reason” means a separation from service satisfying the following conditions:

(A) you separate from service within 90 days following the initial existence of one or more of the following conditions arising without your prior written consent: (i) a material reduction of your title, authorities, duties, or responsibilities (including reporting responsibilities) as the chief executive officer of the Company, (ii) the Company requiring you to be based at a location in excess of thirty-five (35) miles from the Company’s headquarters in Cincinnati, (iii) a reduction of your base salary amount or target bonus percentage as in effect from time to time, (iv) a material breach of this agreement by the Company, (v) removal from or failure to elect or reelect you as a member of the Board of Directors, or (vi) the failure of the Company to obtain a satisfactory agreement from any successor of the Company to assume and agree to perform the Company’s obligations under this letter agreement and deliver a copy thereof to you; and

(B) you provide written notice to the Company of the existence of the condition described in paragraph (A) above within 90 days of the initial existence of the condition; and

(C) the Company fails to remedy the condition within 30 days of its receipt of the notice described in paragraph (B) above.

“Disability” means a mental or physical illness or impairment of sufficient duration that you have commenced to receive payments under the Company’s long-term disability plan in which you are participating or, if such plan is ever terminated, as provided under the terms of such plan as if it had not been terminated.

“Short-term Deferral Deadline” means the last day on which a payment would qualify as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4). A payment that occurs no later of the 15th day of the third month following your first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Internal Revenue Code) or the 15th day of the third month following the end of the Company's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture generally qualifies as a payment before the Short-Term Deferral Deadline.

“Separation Pay Exemption Amount” means an amount equal to two times the lesser of (x) the sum of your annualized compensation based upon the annual rate of pay for services provided to the Company for your taxable year preceding the taxable year in which you separate from service (adjusted for any increase during that year that was expected to continue indefinitely if you had not separated from service); or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which you separate from service.

“Specified Employee” shall be defined in accordance with Treas. Reg. §1.409A 1(j) and such rules as many be established by the Company (including its delegate) from time to time.